Exhibit 10.1

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT

THIS CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT (the "Agreement and Release") is entered into by and between RICHARD D. ROSE (“Employee”), and his employer, CALGON CARBON CORPORATION (“Employer”).

1.           Separation and Severance Terms.  Employee and Employer wish to resolve any and all matters between them relating to Employee’s employment and termination of employment.  Therefore, in consideration of the mutual undertakings set forth below, this Agreement and Release will govern Employee’s termination from employment with Employer and will resolve, finally and completely, any and all possible claims and disputes between Employer and Employee, including, without limitation, any and all claims or disputes arising from such employment and employment termination, and Employer and Employee hereby agree as follows:

1.1           Separation from Employment.  Employee’s employment with Employer terminated effective September 30, 2015, and it will be treated as a resignation (the “Resignation Date”). Unless otherwise requested by Employer, Employee shall not report to the office after September 11, 2015.

1.2           Consideration.  Although it is not obligated to do so, Employer agrees to pay Employee severance equal to ten and one half months compensation in the amount of $261,777.08, less required withholding and deductions. This sum will be net of any legally required deductions, and shall be paid in a lump sum on the Company’s first regularly scheduled payday that occurs after the Effective Date (defined below) of this Agreement and Release.

Should Employee elect to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) by paying the active employee cost sharing, Employer will pay the Employer’s share of the costs of any COBRA premiums until the earlier of:  (1) the end of the twelfth month following the Resignation Date; or (2) Employee becomes eligible to obtain health care coverage from another source.  Employee agrees to notify the Employer within ten (10) calendar days if he becomes eligible for health care coverage from another source.

If Employer results would trigger a Short Term Incentive (“STI”) payment for the fiscal year 2015 for participants under the Short Term Incentive Plan (the “STI Plan”) and such payment is approved by the Board of Directors, Employer agrees to pay Employee an amount equal to 75% of the payment under the STI Plan that Employee would have otherwise received for 2015; provided however that any such calculation of STI to which Employee would have been entitled shall not include any component related to the Individual Goal portion of the STI Plan. Such STI will be paid to Employee at the same time such STI is paid to the other eligible active employees of Employer in 2016, less required withholding and deductions.

The following provisions shall apply to any equity grants or awards made by Employer to Employee.  Employee shall be entitled to retain any non-statutory stock options granted to Employee that have already vested as of the date immediately preceding the Resignation Date under and pursuant to the terms of Employer’s 2008 Equity Incentive Plan, as amended (the “Plan”), and any equity agreement (the “Equity Agreement”), related to such stock options (the “Applicable Options”).  Such Applicable Options, unless previously exercised, shall terminate on the earlier of the one year anniversary of the Resignation Date or the contractual expiration date of any such Applicable Option under the related Equity Agreement.  Any exercise of such Applicable Options, and any other matters with respect to such Applicable Options, shall be governed by the terms of the Plan and the Equity Agreements.  Except for the Applicable Options, any other equity awards made to Employee by Employer, including without limitation any stock options, time vested restricted stock, or performance awards, are forfeited.  For the avoidance of doubt, the immediately preceding sentence shall not apply to any such equity awards of Employee that have vested as of the date immediately preceding the Resignation Date.

These payments and benefits exceed anything to which Employee is otherwise entitled to receive from Employer.  Except for the amounts provided above, and any accrued benefits under the 401(k) Plan, Employee waives any compensation, benefits, or rights that may have accrued in his capacity as an employee, contractually or otherwise, including, without limit, any right to any salary, fees, or benefits or to continued participation in any compensation plans, programs or arrangements.  Employee further acknowledges that he has received all benefits and compensation, including salary, commissions and bonuses, that he has earned as of the date of this Agreement and Release, and that there are no amounts due and owing to him from Employer or any of the Released Parties, except the payments set forth in this Paragraph 1.2.  Employee acknowledges that no sums or severance are due to him under the Employment Agreement (“Employment Agreement”).

Regardless of whether Employee executes this Agreement and Release, Employer shall pay to the Employee:  (i) Employee’s base salary, vacation and other cash entitlements accrued through the Resignation Date (including the amount of $45,459.76 of accrued vacation pay) in a lump sum of cash on the first regularly scheduled payroll date that is at least ten (10) days from the Resignation Date to the extent theretofore unpaid; (ii) the amount of any compensation previously deferred by Employee shall be paid to Employee in accordance with the terms of the applicable deferred compensation plan to the extent theretofore unpaid; and (iii) amount that are vested benefits or that Employee is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Employer at or subsequent to the Resignation Date, payable in accordance with such plan, policy, practice or program or contract or agreement, and the Employer shall have no other severance obligations with respect to Employee.

1.3           No Obligation to Rehire.  Employee understands and agrees that Employer, including any successor or affiliate of Employer, will not be obligated in any way to provide him with future employment, compensation, or benefits in any amount or for any reason, and that, in the future, Employee agrees not to seek any such employment, reemployment, compensation or benefits.

1.4           Signature Date.  If Employee chooses to sign this Agreement and Release, Employee must do so within thirty (30) days after Employee’s separation from employment with Employer.

2.           Release.  Employee, on behalf of himself, his heirs, executors, administrators, predecessors, successors, and assigns, hereby expressly and unconditionally releases and forever discharges Employer, and its affiliates, parents, subsidiaries, divisions, and any of their predecessors, successors and assigns, together with their directors, officers, attorneys, owners, employees, former employees, agents, employee benefit plans, and representatives, jointly and individually (collectively “Released Parties”), of and from any and all claims, rights, demands, costs, actions, causes of action, obligations, damages, and liabilities (hereinafter "claims"), whether known or unknown and of whatever kind or nature, which arose on or before the date he signed this Agreement and Release, including those arising out of or in any way relating to his employment with Employer, his Employment Agreement with Employer,  or the termination of that employment.  This Release includes, but is not limited to:  (i) all claims under any possible legal, equitable, contract, or tort theory, including, but not limited to, any and all claims for wrongful discharge or for breach of contract and any and all claims for defamation or invasion of privacy; (ii) all claims under any possible statutory theory, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Federal Rehabilitation Act of 1973, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Pennsylvania Human Relations Act, and any other federal, state or local wrongful discharge laws, civil rights laws, or other statute, ordinance, regulation, or executive order prohibiting employment discrimination based on age, sex, religion, race, color, handicap, disability, or any other characteristic protected by law, or any other legal claims, such as retaliation and whistleblower claims and claims for possible attorneys’ fees and costs; (iii) all claims under the Employee Retirement Income Security Act of 1974, the Wage Payment and Collection Law, and the Family Medical Leave Act; and (iv) all claims for the fees, costs, and expenses of any and all attorneys who have at any time or are now representing Employee in connection with this Agreement and Release or in connection with any matter released by him.

Employee does not waive, nor shall this Agreement and Release be construed to waive, any right that is not subject to waiver as a matter of law, claims for vested benefits under, for example, any qualified retirement plan, or any right arising after the date on which Employee executes this Agreement and Release.  The parties understand that this Agreement and Release does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, or the Equal Pay Act.  Employee does, however, waive his right to monetary, injunctive, or other recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment with Employer.  This means that by signing this Agreement and Release, Employee will have waived any right to obtain a recovery if an administrative agency pursues a claim against Employer based on any actions taken by Employer up to the date on which he executes this Agreement and Release, and that Employee will have released Employer of any and all claims of any nature arising up to the date on which he executes this Agreement and Release.

3.           No Liability.  This Agreement and Release shall not be construed as an admission by Employer of any wrongdoing or liability to Employee; indeed, Employer expressly denies any unlawful or unfair conduct.

4.           Confidentiality.  Except as otherwise required by law, Employee agrees to keep confidential and not disclose the terms of this Agreement and Release to any third person, with the exception of his spouse and attorneys or tax professionals consulted by Employee to understand the interpretation, application, or legal or financial effect of this Agreement and Release or to implement any portion of it, with those persons to pledge to strictly maintain such confidentiality before Employee shares such information with them.  Unless required by law, Employee also agrees that he will not discuss or disclose, directly or indirectly, his termination, the circumstances surrounding his termination or the existence, substance or contents of this Agreement and Release with anyone other than his  spouse, legal or tax counsel, all of whom agree to maintain that confidentiality prior to such disclosure.

5.           Non-Disparagement.  Except as otherwise required by law, Employee agrees to refrain from directly or indirectly engaging in publicity or any other action, comment, or activity which adversely affects or reflects upon Employer, its officers, board, employees, and business, including any predecessor, successor or affiliate.  Employee also agrees that he shall not make any disparaging statements, publicly or privately, about the Employer or any other of the Released Parties, orally or in writing or by any other medium of communication (including, without limitation, emails, message board postings, “chat rooms,” web postings, and any other Internet communication).  As used herein “disparaging statement” means any communication, oral or written, which would cause or tend to cause the Employer or any other of the Released Parties humiliation or embarrassment, or to cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence or good character of the Employer or any other of the Released Parties.

6.           Confidential Information.  Employee agrees to keep confidential any proprietary information and other knowledge acquired or otherwise learned from or on behalf of Employer during his employment to the extent such information or knowledge has not been published, has not been disseminated, or is not otherwise a matter of general public knowledge.  Employee acknowledges that he had access to, and/or acquired, confidential information concerning the Employer and the Released Parties while he was employed by Employer.  Such confidential information includes, without limitation, plans, ideas, documents and records owned by the Employer and/or other Released Parties and used in the operation of their businesses.  Employee also acknowledges that all rights, title, and interest in any such confidential information, whether or not it was developed by Employee while employed by Employer, belongs to and remains the property of the Employer and the Released Parties.  Employee agrees that he will not, at any time:  (a) use or misappropriate any such confidential information, or any part thereof; or (b) disclose any such confidential information, or any part thereof, to any person, firm, corporation or other entity, including opposing teams and the media, for any reason whatsoever.  Employee also agrees that, if he has any such confidential information in his personal possession, he shall immediately return it to Employer.

7.           Property Return.  Employee warrants that he has returned to Employer all Employer-owned property and equipment in his possession or control (whether located in the office, his home, or elsewhere), including without limitation, any keys or access cards to Employer’s property or equipment, identification badges, parking passes, films, DVDs, computer disks, flash drives, manuals, records, notes, reports, computer software and/or hardware, and any other Employer information or property prepared or acquired while Employee was employed by Employer.  Employee shall also immediately provide any account information, including, without limitation, log-on identities and passwords, necessary to access, control, or otherwise use such software, hardware, equipment, and/or accounts.

8.           Voluntary Release.  Employee expressly warrants that he was advised in writing to consult with an attorney prior to executing this Agreement and Release.  Employee acknowledges that he has been afforded the opportunity to consider this Agreement and Release for a period of twenty-one (21) days, that he has carefully read it, that he understands completely its contents, that he had an opportunity for an attorney to explain those contents to him, and that he has executed the same of his own free will, act and deed.  Employee has a period of seven (7) days following his execution of this Agreement and Release in which to revoke it (the “Revocation Period”).  For a revocation to be valid, Employee must advise Steve Nolder, Vice-President, Human Resources & Logistics Management, Calgon Carbon Corporation, 3000 GSK Drive, Moon Township, PA 15108 in writing within the Revocation Period that he revokes this Agreement and Release.  If Employee revokes this Agreement and Release, Employer shall have no obligations under this Agreement and Release, including those to pay Employee any sums set forth in Section 1.2.  This Agreement and Release shall not become effective or enforceable until the eighth day following his execution of this Agreement and Release (the “Effective Date”).

9.           Tax Consequences.  Employee will be solely responsible for all tax liabilities and other consequences beyond the deductions made by Employer from amounts payable under this Agreement and Release.  Employee agrees that Employer has no such responsibility, and that Employee will indemnify and hold Employer harmless from any such tax liabilities or other consequences, with no requirement to pay any further sum to him for any reason, including, without limitation, unanticipated tax liabilities or other consequences.

10.           Cooperation.  Employee agrees to cooperate fully with Employer, its counsel and other representatives with respect to any and all legal disputes involving matters arising during Employee’s employment in which Employee was involved or in which Employee is knowledgeable of relevant information including, but not limited to, testifying in depositions and court proceedings and cooperating with Employer's attorneys and consultants in any audits or internal investigations.  Employee further agrees to cooperate fully with Employer to complete the transition of all matters with which Employee is familiar or for which Employee had responsibility and to be reasonably available to answer questions and assist in such matters.  Nothing in this Agreement and Release shall impair or inhibit Employee from testifying truthfully and fully in any legal proceeding

11.           Breach and Enforcement.  A breach of any of the terms of this Agreement and Release shall entitle the aggrieved party to sue for breach of this Agreement and Release.  In such a case, all issues shall be resolved under Pennsylvania law and will be handled by a court of competent jurisdiction in Pittsburgh, Pennsylvania.

12.           Separability.  If any term, condition, clause or provision of this Agreement and Release is determined by a court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause, or provision as is determined to be void or invalid shall be stricken from this Agreement and Release, and this Agreement and Release shall remain in full force and effect in all other respects at the sole option of Employer.  This Agreement and Release was negotiated between the Parties and shall not be construed against any party.

13.           Complete Agreement.  This Agreement and Release represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement and Release.  The parties expressly acknowledge and recognize that there are no oral agreements, understandings or representations between the parties other than those contained in this Agreement and Release, and any such prior agreements or understandings are specifically terminated.  Notwithstanding the foregoing, the Parties agree that the obligations in Employee’s February 2010 Employment Agreement, which was amended in May 2012,  remain in full force and effect, including those in Paragraph 7 (Confidential Information) and Paragraph 8 (Confidentiality, Non-Compete and Related Covenants).  This Agreement and Release shall be binding upon and shall inure to the benefit of the executors, administrators, personal representatives, heirs, and/or successors and assigns of the parties.  This Agreement and Release may not be modified, altered or changed except upon express written consent of both parties.

PLEASE READ CAREFULLY.  THIS CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: 9/8/2015	/s/ Richard D. Rose
Richard D. Rose

Dated: 9/8/2015	/s/ Cynthia Cerchie Ligo
Witness

Dated: 9/8/2015	By /s/ Randall S. Dearth
For Calgon Carbon Corporation

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